Exhibit 99.1
Arq Reports First Quarter 2024 Results
Delivered materially improved YoY results in Q1 from PAC margin enhancement
Achieved strategic milestone with first GAC contract for 20% of capacity at attractive pricing
Red River expansion remains on schedule for first production in Q4 2024; expected payback of 3 years or less
GREENWOOD VILLAGE, Colo., May 8, 2024 - GlobeNewswire - Arq, Inc. (NASDAQ: ARQ) (the "Company" or "Arq"), a producer of activated carbon and other environmentally efficient carbon products for use in purification and sustainable materials, today announced its financial and operating results for the quarter ended March 31, 2024.
Financial Highlights
•Generated revenue of $21.7 million in Q1 2024, up 4% over the prior year period despite a 6% reduction in volumes, driven by enhanced contract terms including higher average selling prices ("ASP") and positive changes in product mix, partially offset by lower power generation volumes
•Increased ASP in Q1 2024 by approximately 16% over the prior year period, reflecting the fourth consecutive quarter of double-digit YoY percentage growth in ASP
•Improved gross margin to 37% in Q1 2024, more than double the 17% reported in the prior year period; driven by higher ASP, as well as continued focus on profitability over volume and ongoing operational cost management
•Reported Net loss of $3.4 million in Q1 2024, reflecting a significant improvement over the prior year period
•Adjusted EBITDA loss of $1.1 million in Q1 2024 versus Adjusted EBITDA loss of $7.7 million in the prior year period(1)
•Exited Q1 2024 with cash and restricted cash of $44.0 million vs. $54.2 million in the prior year, reflecting ongoing investment at Red River and Corbin facilities
•Updated full year 2024 capex to a range of $60-70 million versus $55-60 million previously. The $5-10 million change is largely driven by higher than expected steel and concrete requirements and costs for the Red River expansion
(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to the paragraph titled “Non-GAAP Measures” for the definitions of non-GAAP financial measures.
Recent Business Highlights
•Achieved critical strategic milestone with the execution of our first supply contract for Granular Activated Carbon ("GAC") product, totaling a forecasted 5 million pounds/year with attractive pricing representing a multiple of our average powdered activated carbon ("PAC") pricing; delivery expected to commence in Q1 2025
•Commenced commissioning at Corbin facility in April 2024 with conclusion anticipated in May 2024; enables production ramp-up and stockpiling of bituminous waste feedstock for use in GAC production at Red River beginning in Q4 2024
•Continued strategic expansion of Red River GAC facility; construction advancing and commissioning remains on target for Q4 2024
•EPA issued its first-ever National Primary Drinking Water Regulation for six per- and polyfluoroalkyl substances ("PFAS") compounds, confirming proposed stricter rules reducing permissible PFAS levels by more than 90% from prior guidance; expected to drive even stronger near and long-term demand for Arq's solutions and unique GAC products
•Appointed advisors relating to the planned refinancing and expansion of the Company’s term loan

“Our first quarter results evidence the clear momentum and improvements we are delivering across the business,” commented Bob Rasmus, CEO of Arq. “Our latest quarterly performance reflects continued top-line growth and improved margins, driven by higher pricing and cost management, despite the negative offsets of lower volumes caused by a mild winter. We expect our improved financial performance to continue throughout the year, and forecast our foundational PAC business to be cash generative on a full-year 2024 basis. The benefits of the strategic actions we have taken to improve the profitability of our foundational PAC business were evident during the quarter, as we delivered year-over-year revenue growth of 4% despite a 6% decline in volumes over the same period.”
“We are incredibly excited to have reached a strategic milestone with the execution of our first GAC supply contract, reflecting approximately 20% of nameplate capacity of our Red River facility,” continued Mr. Rasmus. “The expansion remains on target for completion later this year and with investment payback of 3 years or less. This contract provides third party validation for our strategy and expanded solutions offering. The contract also further de-risks the strategic expansion of our Red River plant. We remain in active discussions with additional customers regarding the remaining capacity at our GAC facility, and look forward to providing further updates in the near-term.”
Mr. Rasmus concluded, “We applaud the first-ever enforceable drinking water regulations recently issued by the EPA. We remain uniquely positioned to help companies achieve these significantly more stringent requirements. The investments we are making and the steps we are taking significantly improve our growth trajectory. They also position Arq as a critical enabler to governments and companies achieving environmental integrity goals in the U.S. and worldwide.”
First Quarter 2024 Results
Revenue totaled $21.7 million for the first quarter of 2024, reflecting an increase of 4% compared to $20.8 million in the prior year period. The improvement was driven by overall higher pricing and favorable product mix. Average selling price for the first quarter of 2024 was up approximately 16% compared to prior year period, marking the fourth consecutive quarter of double-digit year-over-year percentage growth in ASP. Offsetting these increases to revenue was a 6% year-over-year reduction in volumes.
Costs totaled $13.7 million for the first quarter of 2024, a reduction of 20% compared to $17.2 million in the prior year period, reflecting the positive impact of ongoing operational cost management initiatives.
Gross margin improved to 37% for the first quarter of 2024, compared to 17% in the prior year period. The increase in gross margin was driven by higher revenue as a result of our focus on profitability over volume and ongoing operational cost management.
Selling, general and administrative expenses totaled $7.7 million, compared to $11.3 million in the prior year period. The reduction of approximately $3.6 million was primarily driven by a reduction in payroll and benefits expenses as well as legal and professional fees. Offsetting these decreases was an increase in Board compensation and rent and occupancy expenses.
Research and development costs totaled $1.6 million, compared to $0.7 million in the prior year period. This increase is primarily due to the Company conducting product qualification testing in the first quarter of 2024 with potential lead-adopters as part of its ongoing GAC contracting process.
Operating loss was $3.0 million for the first quarter of 2024, compared to an operating loss of $7.8 million in the prior year period. The improvement was mainly driven by previously mentioned reductions in costs as well as product sale pricing enhancements.
Interest expense was $0.8 million for the first quarter of 2024, compared to $0.5 million in the prior year period. The increase was primarily driven by incremental interest expense on the Company’s $10.0 million term loan entered into in conjunction with the legacy Arq acquisition completed in February 2023.
Income tax expenses were zero in the first quarter of 2024, compared to negligible amounts in the prior year period.
Net loss was $3.4 million, or $0.09 per diluted share in the first quarter of 2024, compared to a net loss of $7.5 million, or $0.32 per diluted share, in the prior year period. The improvement was driven by improved gross margins and lower SG&A costs.
Adjusted EBITDA loss was $1.1 million for the first quarter of 2024, compared to Adjusted EBITDA loss of $7.7 million in the prior year period. The improvement was driven by a reduction in Net loss in the first quarter of 2024 compared to the prior year period, and an increase in add-backs related to interest expense, net. This improvement was partially offset by a one-time gain associated with the asset sale of Marshall Mine, LLC. completed in the first quarter of 2023, and a decrease in add-backs related to depreciation, amortization, depletion and accretion.

See note below regarding the use of the Non-GAAP financial measure Adjusted EBITDA loss and a reconciliation to the most comparable GAAP financial measure.
Capex and Balance Sheet
Capital expenditures totaled $9.6 million for the first quarter of 2024, compared to $3.5 million in the prior year period. The increase versus the prior year was driven by the ongoing expansion of our Red River and Corbin facilities.
Cash as of March 31, 2024, including $8.8 million of restricted cash, totaled $44.0 million, compared to $54.2 million as of December 31, 2023. The sequential change was largely driven by the strategic capex described above.
Total debt, inclusive of financing leases, as of March 31, 2024, totaled $20.7 million compared to $20.9 million as of December 31, 2023. The decrease was driven by principal payments made during the three months ending March 31, 2024.
Strategic Investments and 2024 Capex Forecast Updates
The Company updated its full year 2024 capex forecast to a range of $60-70 million, reflecting an increase of $5-10 million versus the previously communicated range of $55-60 million.
The update is exclusively driven by higher expected capex for the Company’s strategic Red River Phase 1 expansion associated with increased steel and concrete requirements and cost estimates for the project. Red River Phase 1 is expected to account for approximately $55-60 million of the Company’s $60-70 million of total forecasted capex in 2024. Despite these changes, and accounting for the attractive pricing of its recently announced GAC contract, the Company reiterates its expectation of achieving investment payback of 3 years or less on its Red River Phase 1 investment.
Arq continues to expect its full year 2024 capital expenditures to be funded with cash on hand, cash generation, ongoing cost reduction initiatives, potential customer prepayments for GAC contracts, and a planned refinancing and expansion of our term loan.
Conference Call and Webcast Information
Arq has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Thursday, May 9, 2024. The conference call webcast information will be available via the Investor Resources section of Arq's website at www.arq.com. Interested parties may participate in the conference call by registering at https://www.webcast-eqs.com/login/arq050924. Alternatively, interested parties may access the live conference call via phone by dialing (800) 867-4593, or for international callers, (785) 424-1037.A supplemental investor presentation will be available on the Company's Investor Resources section of the website prior to the start of the conference call. A replay of the event will be made available shortly after the event and accessible via the same webcast link referenced above.
About Arq
Arq (NASDAQ: ARQ) is a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing our environmental impact. As the only vertically integrated producer of activated carbon products in North America, we deliver a reliable domestic supply of innovative, hard-to-source, high-demand products. We apply our extensive expertise to develop groundbreaking solutions to remove harmful chemicals and pollutants from water, land and air. Learn more at: www.arq.com.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. When used in this press release, the words “can,” “will,” "may," “intends,” “expects,” "continuing," “believes,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that the Company intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements include, but are not limited to, statements or expectations regarding: timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the U.S. government’s failure to promulgate regulations that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; competition within the industries in which the Company operates; our inability to commercialize our products on favorable terms; our inability to effectively and efficiently commercialize new products; changes in construction costs or availability of construction materials; our inability to effectively manage construction and startup of the Red River GAC Facility or Corbin Facility; our inability to obtain required financing or financing on terms that are favorable to us; our inability to ramp up our operations to effectively address recent and expected growth in our business; loss of key personnel; ongoing effects of the inflation and macroeconomic uncertainty, including from the ongoing pandemic and armed conflicts around the world, and such uncertainty's effect on market demand and input costs; availability of materials and equipment for our business; intellectual property infringement claims from third parties; pending litigation; as well as other factors relating to our business strategy, goals and expectations concerning the Arq Acquisition (including future operations, future performance or results); our ability to maintain relationships with customers, suppliers and others with whom it does business and meet supply requirements, or its results of operations and business generally; risks related to diverting management's attention from our ongoing business operations; costs related to the Arq Acquisition; opportunities for additional sales of our AC products and end-market diversification; the timing and scope of new and pending regulations and any legal challenges to or extensions of compliance dates of them; our ability to meet customer supply requirements; the rate of coal-fired power generation in the U.S., the timing and cost of capital expenditures, as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this press release. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise. The forward-looking statements speak only as to the date of this press release.

Source: Arq, Inc.

Investor Contact:
Anthony Nathan, Arq
Marc Silverberg, ICR
investors@arq.com

Arq, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$35,227	$45,361
Receivables, net	10,927	16,192
Inventories, net	21,683	19,693
Prepaid expenses and other current assets	4,201	5,215
Total current assets	72,038	86,461
Restricted cash, long-term	8,792	8,792
Property, plant and equipment, net of accumulated depreciation of $21,306 and $19,293, respectively	103,645	94,649
Other long-term assets, net	45,323	45,600
Total Assets	$229,798	$235,502
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,538	$14,603
Current portion of debt obligations	2,535	2,653
Other current liabilities	6,894	5,792
Total current liabilities	21,967	23,048
Long-term debt obligations, net of current portion	18,127	18,274
Other long-term liabilities	14,540	15,780
Total Liabilities	54,634	57,102
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $0.001 per share, 50,000,000 shares authorized, none issued and outstanding	—	—
Common stock: par value of $0.001 per share, 100,000,000 shares authorized, 38,093,129 and 37,791,084 shares issued, and 33,474,983 and 33,172,938 shares outstanding at March 31, 2024 and December 31, 2023, respectively	38	38
Treasury stock, at cost: 4,618,146 and 4,618,146 shares as of March 31, 2024 and December 31, 2023, respectively	(47,692)	(47,692)
Additional paid-in capital	154,694	154,511
Retained earnings	68,124	71,543
Total Stockholders’ Equity	175,164	178,400
Total Liabilities and Stockholders’ Equity	$229,798	$235,502
See Notes to the Condensed Consolidated Financial Statements

Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(in thousands, except per share data)	2024	2023
Revenue	$21,740	$20,805

Cost of revenue, exclusive of depreciation and amortization	13,713	17,175

Operating expenses:
Selling, general and administrative	7,666	11,283
Research and development	1,625	732
Depreciation, amortization, depletion and accretion	1,716	2,137
Gain on sale of Marshall Mine, LLC	—	(2,695)
Total operating expenses	11,007	11,457
Operating loss	(2,980)	(7,827)
Other income (expense):
Earnings from equity method investments	—	638
Interest expense	(791)	(534)
Other	352	182
Total other (expense) income	(439)	286
Loss before income taxes	(3,419)	(7,541)
Income tax benefit	—	33
Net loss	$(3,419)	$(7,508)
Loss per common share:
Basic	$(0.09)	$(0.32)
Diluted	$(0.09)	$(0.32)
Weighted-average number of common shares outstanding:
Basic	37,062	23,770
Diluted	37,062	23,770

See Notes to the Condensed Consolidated Financial Statements

Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2024	2023
Cash flows from operating activities
Net loss	$(3,419)	$(7,508)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization, depletion and accretion	1,716	2,137
Stock-based compensation expense	782	563
Operating lease expense	596	738
Amortization of debt discount and debt issuance costs	149	—
Gain on sale of Marshall Mine, LLC	—	(2,695)
Earnings from equity method investments	—	(638)
Other non-cash items, net	(19)	11
Changes in operating assets and liabilities:
Receivables and related party receivables	5,264	3,867
Prepaid expenses and other assets	1,067	3,360
Inventories, net	(1,240)	(2,312)
Other long-term assets, net	(556)	(479)
Accounts payable and accrued expenses	(3,481)	(14,025)
Other current liabilities	1,190	(210)
Operating lease liabilities	(592)	(787)
Other long-term liabilities	(931)	273
Net cash provided by (used in) operating activities	526	(17,705)
Cash flows from investing activities
Acquisition of property, plant, equipment, and intangible assets, net	(9,596)	(3,545)
Acquisition of mine development costs	(51)	(38)
Cash and restricted cash acquired in business acquisition	—	2,225
Payment for disposal of Marshall Mine, LLC	—	(2,177)
Distributions from equity method investees in excess of cumulative earnings	—	638
Net cash used in investing activities	(9,647)	(2,897)
Cash flows from financing activities
Repurchase of common stock to satisfy tax withholdings	(599)	(146)
Principal payments on finance lease obligations	(280)	(295)
Principal payments on CTB Loan	(134)	(41)
Net proceeds from common stock issued in PIPE Investment	—	15,220
Net proceeds from CFG Loan, related party, net of discount and issuance costs	—	8,522
Net cash (used in) provided by financing activities	(1,013)	23,260
(Decrease) increase in Cash and Restricted Cash	(10,134)	2,658
Cash and Restricted Cash, beginning of period	54,153	76,432
Cash and Restricted Cash, end of period	$44,019	$79,090
Supplemental disclosure of non-cash investing and financing activities:
Change in accrued purchases for property and equipment	$1,415	$520
Equity issued as consideration for acquisition of business	$—	$31,205
Paid-in-kind dividend on Series A Preferred Stock	$—	$157

See Notes to the Condensed Consolidated Financial Statements

Note on Non-GAAP Financial Measures
This press release presents certain supplemental financial measures, including EBITDA and Adjusted EBITDA, which are measurements that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA reduced by the non-cash impact of equity earnings from equity method investments and gain on sale of the Marshall Mine, increased by cash distributions from equity method investments, loss on early settlement of a long-term receivable and loss on change in estimate, asset retirement obligations. EBITDA and Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance. See below for a reconciliation from Net income, the nearest GAAP financial measure, to EBITDA and Adjusted EBITDA.
The Company believes that the EBITDA and Adjusted EBITDA measures are less susceptible to variances that affect the Company's operating performance. The Company includes these non-GAAP measures because management uses them in the evaluation of the Company's operating performance and believes they help to facilitate comparison of operating results between periods. The Company believes the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses, gains, and losses which can vary widely across different industries or among companies within the same industry and may not be indicative of core operating results and business outlook.

TABLE 4

Arq, Inc. and Subsidiaries
Reconciliation of Net Loss to Adjusted EBITDA Loss
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2024	2023
Net loss(1)	$(3,419)	$(7,508)
Depreciation, amortization, depletion and accretion	1,716	2,137
Amortization of Upfront Customer Consideration	127	127
Interest expense, net	432	289
Income tax benefit	—	(33)
EBITDA loss	(1,144)	(4,988)
Cash distributions from equity method investees	—	638
Equity earnings	—	(638)
Gain on sale of Marshall Mine, LLC	—	(2,695)
Adjusted EBITDA loss	$(1,144)	$(7,683)
(1) Included in Net loss for the three months ended March 31, 2023 is $4.4 million of transactions and integration costs incurred related to the Arq Acquisition. Additionally, for the three months ended March 31, 2023, Net loss included $0.9 million of Legacy Arq payroll and benefit costs.